Exhibit 99.1

news release

FOR IMMEDIATE RELEASE

HanesBrands Appoints Sharilyn Gasaway to Board of Directors

WINSTON-SALEM, N.C. – July 10, 2024 – HanesBrands (NYSE: HBI), a global leader in iconic apparel brands, today announced that Sharilyn Gasaway has been appointed to the Company’s board of directors. Gasaway’s term runs through the 2025 annual meeting of stockholders and she will serve on the Audit Committee.

Gasaway brings experience from her time at Alltel Corporation where she was executive vice president and chief financial officer, and for several years served as controller. At Alltel Corporation, Gasaway was part of an executive team that spearheaded the company into the largest private equity buyout in the telecom industry at $32 billion and transitioned the wireless communications company through a merger with Verizon. Gasaway is a board director currently at Genesis Energy and JB Hunt Transport Services Inc. She has also served on the board of directors for Waddell and Reed Financial Inc.

“Sharilyn will play a critical role as we focus on accelerating debt reduction, consistent growth, and cash flow generation,” said Steve Bratspies, CEO. “Sharilyn’s strategic transformation capabilities will strengthen our efforts as we position our business on the optimal path for financial performance and shareholder value.”

“Sharilyn’s leadership experience and extensive background in driving positive change while simultaneously executing strategic growth initiatives adds another level of expertise to our board,” said Bill Simon, Chairman of the Board. “Sharilyn is a valuable addition to a group of directors who are passionate about elevating our global iconic brands and positioning HanesBrands for long-term success.”

A licensed CPA, Gasaway earned her bachelor’s degree from Louisiana Tech University in accounting and attended the executive development program at The Wharton School.

About HanesBrands

HanesBrands (NYSE: HBI) makes everyday apparel that is known and loved by consumers around the world for comfort, quality and value. Among the company’s iconic brands are Hanes, the leading basic apparel brand in the United States; Champion, an innovator at the intersection of lifestyle and athletic apparel; Bonds, which is setting new standards for design and sustainability; Maidenform, America’s number one shapewear brand; and Bali, America’s number one national bra brand. HBI employs 48,000 associates in approximately 30 countries and has built a strong reputation for workplace quality and ethical business practices. The company, a longtime leader in sustainability, has set aggressive 2030 goals to improve the lives of people, protect the planet and produce sustainable products. HBI is building on its unmatched strengths to unlock its Full Potential and deliver long-term growth that benefits all of its stakeholders.

Contacts

News Media, contact: Nicole Ducouer, (336) 986-7090

Analysts and Investors, contact: T.C. Robillard, (336) 519-2115